EXHIBIT 10.1
TWELFTH AMENDMENT TO CREDIT AGREEMENT
This Twelfth Amendment to Credit Agreement (this “Twelfth Amendment”) is made as of this 15th day of September, 2015 by and among:
THE CHILDREN’S PLACE, INC., a Delaware corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers party hereto;
the BORROWERS party hereto;
the GUARANTORS party hereto;
the LENDERS party hereto; and
WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, L/C Issuer, and Swing Line Lender.

W I T N E S S E T H:
WHEREAS, reference is made to that certain Credit Agreement (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) dated as of July 31, 2008 by and among (i) the Borrowers, (ii) the Guarantors, (iii) the Lenders, and (iv) Wells Fargo Bank, National Association (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, and Swing Line Lender; and
WHEREAS, the Loan Parties, the Agents and the Lenders have agreed to increase the Aggregate Commitments under the Credit Agreement to $250,000,000, to extend the maturity of the facility evidenced by the Credit Agreement, and to amend certain other terms and conditions of the Credit Agreement as set forth herein.
NOW, THEREFORE, it is hereby agreed as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.	Amendments to Article I of the Credit Agreement. The provisions of Article I of the Credit Agreement are hereby amended as follows:

(a)	The definitions of “Committed Increase”, “Real Estate Advance” and “Uncommitted Increase” are hereby deleted in their entirety.

(a)	The definition of “L/C Issuer” is hereby amended by adding “and such Lender” after the words “with the consent of the Administrative Agent” in clause (b) thereof.

(b)
The definitions of “Additional Commitment Lender”, “Applicable Margin”, “Borrowing Base”, “Cash Dominion Event”, “Commitment Increases”, “Fee Letter”, “Increase Effective Date”, “Increased Financial Reporting Event”, “LIBO Rate”, “Maturity Date”, “Reserves” and “Revolving Credit Ceiling” are hereby deleted in their entirety and the following are substituted in their stead:

“Additional Commitment Lender” shall have the meaning provided in Section 2.15(c).”
“Applicable Margin” means:
From and after the Twelfth Amendment Effective Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided that, if any of the financial statements delivered pursuant to Section 6.01 of this Agreement or any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit, but excluding revisions resulting from (i) normal year-end audit adjustments and changes in GAAP or its application to the financial statements delivered pursuant to Section 6.01 of this Agreement or (ii) any other cause other than the correction of an error, omission or misrepresentation of the Loan Parties), or if the information set forth in any such financial statements or any such Borrowing Base Certificate, otherwise proves to be false or incorrect when delivered such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Excess Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than or equal to 50% multiplied by the Revolving Credit Ceiling	1.25%	0.50%	0.625%	0.75%
II	Less than 50% multiplied by the Revolving Credit Ceiling	1.50%	0.75%	0.75%	1.00%

“Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of Eligible Credit Card Receivables multiplied by ninety percent (90%);

plus
(b)    the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto) multiplied by ninety percent (90%);
plus
(c)    at any time that Excess Availability is greater than $60,000,000, the face amount of Eligible Franchise Receivables (net of Receivables Reserves applicable thereto) multiplied by ninety percent (90%); provided that in no event shall the amount available to be borrowed pursuant to this clause (c) exceed $20,000,000;
plus
(d)    the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by (x) during the Seasonal Increase Period, ninety-two and one-half percent (92.5%) of the NRLV of Eligible Inventory, and (y) at all other times, ninety percent (90%) of the NRLV of Eligible Inventory;
plus
(e)    the Cost of Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NRLV of Eligible In-Transit Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (e) exceed 25% of the Loan Cap then in effect;
plus
(f)    with respect to any Eligible Letter of Credit, the Cost of the Inventory supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the lesser of (i) eighty-five percent (85%) of the NRLV of the Inventory supported by such Eligible Letter of Credit, and (ii) eighty five percent (85%);
plus
(g)    the lesser of (i) FMV of Eligible Real Estate, net of Realty Reserves, multiplied by sixty percent (60%) and (ii) $15,000,000.00;
plus
(h)    the Cost of Eligible Warehoused Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NRLV of Eligible Warehoused Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (h) exceed the lesser of (i) ten percent (10%) of the Loan Cap then in effect at such time, or (ii) $20,000,000;
minus

(i)    the then amount of all Availability Reserves.
“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability of at least the greater of (x) 12.5% of the Loan Cap and (y) $25,000,000 at any time. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (x) 12.5% of the Loan Cap and (y) $25,000,000 for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if a Specified Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for forty-five (45) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on three (3) occasions after the Closing Date.
“Commitment Increases” shall have the meaning provided in Section 2.15(a).
“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrowers and the Agents, as such letter agreement is amended, modified or supplemented from time to time following the Closing Date, including, without limitation, pursuant to the Seventh Amendment Fee Letter, the Eleventh Amendment Fee Letter, the Amendment to Fee Letter dated as of the Eleventh Amendment Effective Date, and the Twelfth Amendment Fee Letter.
“Increase Effective Date” shall have the meaning provided in Section 2.15(d).
“Increased Financial Reporting Event” means if at any time Excess Availability is less than 30% of the Loan Cap at such time.
“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the per annum rate which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by the Administrative Agent from another recognized source or interbank quotation), for a term, and in an amount, comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrowers in accordance with this Agreement (and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. For purposes hereof: “London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and “Reuters

Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued, or converted by Wells Fargo Bank and with a term equivalent to such Interest Period would be offered to Wells Fargo Bank by major banks in the London interbank eurodollar market in which Wells Fargo Bank participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Maturity Date” means September 15, 2020.
“Reserves” means all Inventory Reserves, Availability Reserves, Receivables Reserves and Realty Reserves.
“Revolving Credit Ceiling” $250,000,000 on and after the Twelfth Amendment Effective Date, as such amount may be modified in accordance with the terms of this Agreement.

(c)	The following new definitions are hereby inserted in appropriate alphabetical order:
“Anti-Terrorism Law” means the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto; economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; all applicable Bank Secrecy Act ("BSA") laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations; and all laws, rules, and regulations of any jurisdiction applicable to any Credit Party from time to time concerning or relating to bribery or corruption, all as amended, supplemented or replaced from time to time.
“Covenant Compliance Event” means either (a) the occurrence and continuance of an Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability of at least the greater of (x) 10% of the Loan Cap and (y) $25,000,000 at any time. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Covenant Compliance Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (x) 10% of the Loan Cap and (y) $25,000,000 for forty-five (45) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Covenant Compliance Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for ninety (90) consecutive days) at all times after a Covenant Compliance Event has occurred and been discontinued on three (3) occasions after the Closing Date.
“Eligible Franchise Receivables” means Accounts deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base, which are due from foreign franchisees of the Loan Parties for royalties, goods sold and received and other amounts due to the Loan Parties under the applicable franchise agreements, to the extent that such amounts due are supported by stand-by letters of credit assigned to the Administrative Agent and which letters of credit (i) are from issuers and on terms acceptable to the Administrative Agent in its reasonable discretion, and (ii) may not be amended, revised, or surrendered without the consent of the Administrative Agent, and as to which the Administrative Agent has received all reporting and related information as required under Section 6.02(b)(ii).
“Eligible Trade Receivables” means Accounts deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base arising from the sale of the Loan Parties’ Inventory (but excluding, for the avoidance of doubt, Credit Card Receivables) that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: each such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an account debtor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) in each case is acceptable to the Administrative Agent in its reasonable discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below as determined by the Administrative Agent in its reasonable discretion. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Administrative Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:
(a)    Accounts that are not evidenced by an invoice;

(b)    Accounts that have been outstanding for more than ninety (90) days from the date of invoice or more than sixty (60) days past the due date;
(c)    Accounts due from any account debtor for which more than fifty percent (50%) of the Accounts owing from such account debtor are ineligible pursuant to clause (b), above;
(d)    All Accounts owed by an account debtor and/or its Affiliates together to the extent such Accounts exceed (x) thirty percent (30%), or (y) with respect to any of the Specified Account Debtors, fifty percent (50%) (or such higher percentages now or hereafter established by the Administrative Agent for any particular account debtor) of the amount of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Trade Receivables, in the Administrative Agent’s reasonable discretion); provided that no portion of any Accounts owed by any Investment Grade Account Debtor shall be deemed ineligible solely by reason of this clause (d);
(e)    Accounts that are not subject to a perfected first‑priority security interest in favor of the Collateral Agent;
(f)    Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;
(g)    Accounts which arise out of any sale made not in the ordinary course of business or are not payable in Dollars;
(h)    Other than as set forth in clause (o) below, Accounts which are owed by any account debtor whose principal place of business is not within the United States or Canada;
(i)    Accounts which are owed by any Affiliate or any employee of a Loan Party;
(j)    Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Collateral Agent have not been duly obtained, effected or given and are not in full force and effect;
(k)    Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(l)    Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and the relevant Loan Party has complied with the Federal Assignment of Claims Act of 1940 or, in the case of any other Governmental Authority, any analogous state legislation;
(m)    Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries, but only to the extent of the indebtedness owed to such supplier or creditor, unless such Person has waived any right of setoff in a manner reasonably acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;
(n)    Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back, but only to the extent of such right of return, set off, or charge back;
(o)    Accounts arising out of sales to account debtors outside the United States or Canada unless such Accounts are fully backed by one or more irrevocable letters of credit on terms, and issued by a financial institution, reasonably acceptable to the Administrative Agent and each such irrevocable letter of credit is in the possession of the Administrative Agent;
(p)    Accounts evidenced by a promissory note or other instrument;
(q)    Accounts consisting of amounts due from vendors as rebates or allowances; or
(r)    Accounts which the Administrative Agent determines in its reasonable discretion to be unacceptable for borrowing.
“Increased Lender” shall have the meaning provided in Section 2.15(f).
“Investment Grade Account Debtor” means an account debtor that, at the time of determination, as a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s.
“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.
“Receivables Reserves” means such Reserves as may be established from time to time by the Administrative Agent in its reasonable discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade

Receivables and Eligible Franchise Receivables, including, without limitation, on account of dilution.
“Seasonal Increase Period” means a period of ninety (90) consecutive days elected by the Lead Borrower each year upon thirty (30) days’ prior notice to the Administrative Agent.
“Specified Account Debtors” means the account debtors set forth on Schedule I to the Twelfth Amendment.
“Twelfth Amendment” means the Twelfth Amendment to Credit Agreement dated as of September 15, 2015 by and among the Borrowers, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“Twelfth Amendment Effective Date” means September 15, 2015.
“Twelfth Amendment Fee Letter” means the Fee Letter, dated as of the Twelfth Amendment Effective Date, between the Agents and the Borrowers.

3.	Amendments to Article II of the Credit Agreement. The provisions of Article II of the Credit Agreement are hereby amended by:

(a)	restating the first sentence of Section 2.10 to read in its entirety as follows:
All computations of interest and fees shall be made on the basis of a 360-day year (or a 365 day year or 366 day year, as the case may be, in the case of Base Rate Loans at a time when the Base Rate is computed by reference to Wells Fargo Bank's prime rate) and actual days elapsed.

(b)	deleting Section 2.15 in its entirety and by substituting the following in its stead:
“2.15    Increase in Commitments.
(a)    Request for Increase. Provided that no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time, request an increase in the Aggregate Commitments by an amount not exceeding $50,000,000 in the aggregate (each, a “Commitment Increase”, and collectively, the “Commitment Increases”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Lead Borrower may make a maximum of 3 such requests, and (iii) the amount of the Aggregate Commitments, as the same may be increased pursuant to any Commitment Increases, shall not exceed $300,000,000 at any time. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond to the Agent (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)    Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Agent; Additional Commitment Lenders. The Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become Lenders (each an “Additional Commitment Lender”) hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Borrowers and not accepted by the existing Lenders, provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $10,000,000.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.
(e)    Conditions to Effectiveness of Commitment Increase. As a condition precedent to such Commitment Increase, (i) the Borrowers shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no

Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrowers and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Borrowers and the Agent may agree; (v) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vi) no Default or Event of Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f)    Adjustments Upon Increase. If Committed Loans shall be outstanding immediately after giving effect to an increase pursuant to Section 2.15(a), upon the Agent’s execution and delivery of written confirmation thereof, each Lender shall be deemed to have sold and assigned to the applicable Lender making such increase (each such Lender, an

“Increased Lender”), without recourse, and each applicable Increased Lender shall be deemed to have purchased and assumed from each Lender the amount of such Lender’s outstanding Committed Loans as shall be necessary to result (after giving effect to the assignments of all Lenders) in the Committed Loans made by each Lender and by each Increased Lender being equal to its Applicable Percentage multiplied by the aggregate amount of all Committed Loans outstanding as of such date. At the direction of the Agent, each Increased Lender shall make all payments to the Agent and the Agent shall make such payments to the Lenders as may be necessary to carry the foregoing into effect. The Borrowers hereby agree that any amount that an Increased Lender so pays to another Lender pursuant to Section 2.15(a) shall be entitled to all rights of a Lender under this Agreement and such payments to the Lenders shall constitute Committed Loans held by each such Increased Lender under this Agreement and that each such Increased Lender may, to the fullest extent permitted by law, exercise all of its right of payment (including the right of set off) with respect to such amounts as fully as if such Increased Lender had initially advanced to the Borrowers the amount of such payments. In connection with the assignment and acceptance provided in this Section 2.15(f), the assignment of LIBO Rate Loans shall not be treated as a prepayment of such LIBO Rate Loans for purposes of Section 3.05.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.”

4.	Amendments to Article VI of the Credit Agreement. The provisions of Article VI of the Credit Agreement are hereby amended by:

(a)	deleting subsection 6.02(b) in its entirety and inserting the following in its stead:
“(b)    (i) concurrently with the delivery of the financial statements referred to in Section 6.01, a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, which shall include (A) a certification as to the amount, if any, of rent under any Leases, and any obligations and liabilities with respect to Taxes, that have not been timely paid, and (B) a certification as to the receipt of notice, if any, as to any obligations or liabilities with respect to utilities and/or insurance premiums that have not been timely paid. In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;
(ii) concurrently with the delivery of the financial statements referred to in Section 6.01(b), with regard to Eligible Franchise Receivables, copies of all stand-by letters of credit supporting each such Account not previously provided to the Administrative Agent;”

(b)	deleting subsection 6.02(c) in its entirety and inserting the following in its stead:
(c)    on the first Friday of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day):
(i) a certificate in the form of Exhibit G (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that (i) if Uncapped Excess Availability at any time is less than 12.5% of the Revolving Credit Ceiling or (ii) an Event of Default has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), and shall show the Borrowing Base as of the close of business on the immediately preceding Saturday; and
(ii) a schedule of all Eligible Franchise Receivables and Eligible Trade Receivables indicating the aging of each such Account as well as copies of all past due invoices related to Eligible Franchise Receivables issued by the Loan Parties to the applicable franchisees not previously provided to the Administrative Agent;”

(c)	deleting clause (b) of Section 6.10 in its entirety and by substituting the following in its stead:
“(b)    Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals as provided below. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may, in its discretion, in the event that any Loans are outstanding hereunder, undertake one (1) real estate appraisal and one (1) inventory appraisal and one (1) commercial finance examination each Fiscal Year at the Loan Parties’ expense; provided that, in the event that Excess Availability is at any time less than 30% of the Loan Cap, the Administrative Agent may, in its discretion, undertake an additional inventory appraisal (that is, up to two (2) inventory appraisals in total) and an additional commercial finance examination (that is, up to two (2) commercial finance examinations in total) each Fiscal Year at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Administrative Agent may cause additional inventory appraisals and commercial finance examinations to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense, or (ii) if a Default or Event of Default shall have occurred and be continuing or if required by applicable Law, at the expense of the Loan Parties.”

5.
Amendments to Article VII of the Credit Agreement. The provisions of Article VII of the Credit Agreement are hereby amended by deleting Section 7.17 in its entirety and by substituting the following in its stead:

“7.17    Consolidated Fixed Charge Coverage Ratio.    During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each month, to be less than 1.0:1.0.”

6.
Amendments to Schedule 2.01. Schedule 2.01 to the Credit Agreement (Commitments and Applicable Percentages) is hereby deleted in its entirety and the Schedule 2.01 attached hereto is substituted in its stead.

7.	Ratification of Loan Documents; Waiver of Claims.

(a)
Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm (i) all Loan Documents as amended hereby, and (ii) that all representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b)
Each of the Loan Parties hereby acknowledges and agrees that there is no basis or set of facts on the basis of which any amount (or any portion thereof) owed by the Loan Parties under the Loan Documents could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, offset, or defense (or other right, remedy, or basis having a similar effect) available to the Loan Parties with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

(c)
Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents or any Lender, or any of their respective affiliates, predecessors, successors, or assigns, or any of their respective officers, directors, employees, attorneys, or representatives, with respect to the Obligations, or otherwise, and that if any Loan Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Agents or any Lender, or their respective affiliates, predecessors, successors, or assigns, or their respective officers, directors, employees, attorneys, or representatives, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Twelfth Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES the Agents and each Lender and their respective officers, directors, employees, attorneys, representatives, affiliates, predecessors, successors, and assigns from any liability therefor.

8.
Conditions to Effectiveness. This Twelfth Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:

(a)	The Administrative Agent shall have received counterparts of this Twelfth Amendment duly executed and delivered by each of the parties hereto.

(b)
The Administrative Agent shall be satisfied with the results of lien searches with respect to the Loan Parties, and all filings, recordations and searches necessary or desirable (as reasonably determined by the Administrative Agent) to reflect the valid and perfected liens and security interests in favor of the Collateral Agent in the Collateral shall have been duly made, and all filing and recording fees and taxes shall have been duly paid and any landlord waivers and access letters for distribution centers and warehouses of the Loan Parties as requested by the Administrative Agent shall have been obtained.

(c)
The Administrative Agent shall be satisfied with the amount, types, terms and conditions of all insurance maintained by the Loan Parties, and the Agents shall have received endorsements naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the Agents may reasonably request, under all such insurance policies.

(d)
All corporate and shareholder action on the part of the Loan Parties and all consents and approvals necessary for the valid execution, delivery and performance by the Loan Parties of this Twelfth Amendment shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

(e)
The Administrative Agent shall have received satisfactory opinions of counsel to the Loan Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of this Twelfth Amendment).

(f)
The Administrative Agent shall have received a schedule of all letters of credit issued for the benefit of the Loan Parties upon the application of foreign franchisees under the applicable franchise agreements, along with copies of each letter of credit set forth on that schedule and copies of all related past due invoices issued by the Loan Parties to the applicable franchisees.

(g)	After giving effect to this Twelfth Amendment, no Default or Event of Default shall have occurred and be continuing.

(h)
There shall be no material misstatements in the written materials furnished by the Loan Parties to the Agents or the Lenders prior to closing of this Twelfth Amendment, or, after giving effect to the Schedules provided or deemed modified pursuant to this Twelfth Amendment, in the representations or warranties of the Loan Parties made in the Credit Agreement. The Administrative Agent shall be satisfied that any financial statements delivered to it fairly present the business and financial condition of the Borrowers and their Subsidiaries, taken as a whole, as of the date thereof and for the periods covered thereby, and that there has been no material adverse change in the assets, business, financial condition or income of the Borrowers and their subsidiaries, taken as a whole, since the date of the most recent Financial Statements delivered to the Administrative Agent. The Administrative Agent shall be satisfied that any projections delivered to it represent the Borrowers’ good faith estimate of their future financial performance and were prepared on the basis of assumptions believed by the Borrowers to be fair and reasonable in light of current business conditions at the time such projections were prepared.

(i)
There shall not have occurred since May 2, 2015 (a) any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (b) any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(j)	All fees payable to the Agents and the Lenders on or before the Twelfth Amendment Effective Date, including, without limitation, pursuant to the Twelfth Amendment Fee Letter, shall have been paid.

(k)
The Agents shall have been reimbursed by the Loan Parties for all reasonable invoiced costs and expenses of the Agents (including, without limitation, reasonable attorneys’ fees) in connection with the preparation, negotiation, execution, and delivery of this Twelfth Amendment and related documents. The Loan Parties hereby acknowledge and agree that the Administrative Agent may charge the Loan Account to pay such costs and expenses.

9.
Post-Closing Obligations. Within ninety (90) days following the Twelfth Amendment Effective Date (as such time period may be extended by the Administrative Agent in its sole discretion), the Borrowers shall use commercially reasonable efforts to cause each carrier involved in the transportation of Eligible In-Transit Inventory to enter into a freight forwarder agreement with the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent.

10.	Miscellaneous.

(a)
This Twelfth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Twelfth Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Twelfth Amendment.

(b)
This Twelfth Amendment (including the Twelfth Amendment Fee Letter) expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)
Any determination that any provision of this Twelfth Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Twelfth Amendment.

(d)
The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Twelfth Amendment and are not relying on any representations or warranties of the Agents or the Lenders or their counsel in entering into this Twelfth Amendment.

(e)	THIS TWELFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have hereunto caused this Twelfth Amendment to be executed and their seals to be hereto affixed as of the date first above written.

THE CHILDREN’S PLACE, INC., as Lead Borrower and as a Borrower
By: _____________________________
Name:    Michael Scarpa

Title:	Chief Operating Officer
THE CHILDREN’S PLACE SERVICES COMPANY, LLC, as a Borrower
By: _____________________________
Name:    Michael Scarpa

Title:	Chief Operating Officer
THE CHILDRENSPLACE.COM, INC., as a Guarantor
By: _____________________________
Name:    Michael Scarpa

Title:	Chief Operating Officer
THE CHILDREN’S PLACE INTERNATIONAL, LLC, as a Guarantor
By: _____________________________
Name:    Michael Scarpa

Title:	Chief Operating Officer
THE CHILDREN’S PLACE CANADA HOLDINGS, INC., as a Guarantor
By: _____________________________
Name:    Michael Scarpa

Title:	Chief Operating Officer

TCP IH II, LLC, as a Guarantor
By: The Children’s Place Canada Holdings, Inc., its sole member
By: _____________________________
Name:    Michael Scarpa

Title:	Chief Operating Officer
TCP INTERNATIONAL IP HOLDINGS, LLC, as a Guarantor
By: The Children’s Place, Inc., its sole member
By: _____________________________
Name:    Michael Scarpa

Title:	Chief Operating Officer
TCP INTERNATIONAL PRODUCT HOLDINGS, LLC, as a Guarantor
By: The Children’s Place, Inc., its sole member
By: _____________________________
Name:    Michael Scarpa
Title:     Chief Operating Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender, and as a Lender
By: ________________________________
Name: Connie Liu
Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Lender
By: ________________________________
Name: ______________________________
Title: _______________________________

HSBC BANK (USA), N.A., as a Lender
By: ________________________________
Name: ______________________________
Title: _______________________________

JPMORGAN CHASE BANK, N.A., as a Lender
By: ______________________________
Name: ____________________________
Title: _____________________________

Schedule I
Specified Account Debtors

TJX Companies, Inc.

Costco Wholesale Corporation

Sam's West, Inc.

Ross Stores, Inc.

BJ's Wholesale Club, Inc.

Big Lots Stores, Inc.

Amazon.com, Inc.

SCHEDULE 2.01
Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$110,000,000.00	44%
Bank of America, N.A.	$75,000,000.00	30%
JPMorgan Chase Bank, N.A.	$35,000,000.00	14%
HSBC Bank (USA), N.A.	$30,000,000.00	12%
TOTAL	$250,000,000.00	100.000000000%

1884662.2